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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.2)



                            Arch Capital Group Ltd.
                   -----------------------------------------
                               (Name of Issuer)




                                Ordinary Shares
                   -----------------------------------------
                         (Title of Class of Securities)




                                   G0450A105
                   -----------------------------------------
                                (CUSIP Number)




                                    12/31/02
                   -----------------------------------------
             (Date of Event Which Require Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

CUSIP NO. G0450A105                SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Steinberg Priest & Sloane Capital Management, LLC 06-1623775
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                      Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                                           698,694
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                         2,256,827
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,256,827
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  8.25%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               Investment Adviser under Advisers Act of 1940
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF   4   PAGES
                               -----    -----

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      Arch Capital Group Ltd.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      1 Liberty Plaza
                                      53rd Floor
                                      New York, NY 10006

ITEM 2(a)   Name of Person Filing:

                                      Steinberg Priest & Sloane

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      12 East 49th Street
                                      New York, NY 10017

ITEM 2(c)   Citizenship:

                                      Delaware

ITEM 2(d)   Title of Class of Securities:

                                      Ordinary

ITEM 2(e)   CUSIP Number:

                                      G0450A105

ITEM 3.     NOT*APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                                 2,256,827

      (b)   Percent of Class:                                               8.2%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                  698,694

        (ii)  shared power to vote or to direct the vote:                    X

       (iii)  sole power to dispose or to direct the disposition of:   2,256,827

        (iv)  shared power to dispose or to direct the disposition of:       X


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


ITEM 10. CERTIFICATION




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    2/13/03
                         ------------------------------
                                      Date

                             /s/ Jim Capezzuto
                         ------------------------------
                                   Signature

                              Jim Capezzuto/Compliance
                         ------------------------------
                                   Name/Title




                               Page 4 of 4 pages